Exhibit 99.1

KOHL'S CORPORATION REPORTS SECOND QUARTER FINANCIAL RESULTS

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Second Quarter Diluted Earnings per Share Increases 30% over prior year

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Raises Annual Diluted Earnings per Share Guidance to $4.45 to $4.60 from $4.25 to $4.40

MENOMONEE FALLS, WI … August 11/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the fiscal periods ended July 30, 2011.

Second Quarter Results

Kohl’s Corporation reported second quarter diluted earnings per share increased 30 percent to $1.09.  Net income for the quarter was $303 million, compared with $260 million ($0.84 per diluted share) a year ago.  Net sales were $4.2 billion, an increase of 3.6 percent over the comparable prior year quarter.  Comparable store sales for the quarter increased 1.9 percent.

On a year-to-date basis, diluted earnings per share increased 22 percent to $1.81.  Net income was $514 million, compared with $459 million ($1.48 per diluted share) for the first six months of fiscal 2010.  Net sales were $8.4 billion, an increase of 3.4 percent.  Year-to-date comparable store sales increased 1.6 percent.

These second quarter and year-to-date results are preliminary to the extent that they do not reflect the impact of any of the lease accounting corrections described below.

Kevin Mansell, Kohl’s chairman, president and chief executive officer, said, “I am extremely pleased with our ability to deliver strong earnings growth in a challenging sales environment.  Our gross margin rate increased significantly over second quarter of last year as a result of our increased penetration of private and exclusive brands and disciplined inventory management.  Prudent expense management across many of our areas, especially in stores, allowed us to achieve lower-than-planned expense growth.  We continue to benefit from strong profitability in our credit card partnership with Capital One as bad debt expenses declined significantly over last year.”

Mansell added, “We are very excited about the introduction of our Jennifer Lopez and Marc Anthony brands which will launch in all stores nationwide and on-line in mid-September with our Anniversary sale.  We believe that both brands will resonate strongly with our existing customers and drive new customers into our stores.”

Quarterly Dividend Declared

On August 9, 2011, Kohl's Board of Directors declared a quarterly cash dividend of $0.25 per share of Kohl’s common stock.  The dividend is payable September 28, 2011 to shareholders of record at the close of business on September 7, 2011.

Store Update

Kohl’s ended the quarter with 1,097 stores in 49 states, compared with 1,067 stores at the same time last year.  During the first half of the year, Kohl’s opened nine stores and completed the remodel of 85 stores.  The Company expects to open an additional 31 stores and remodel an additional 15 stores next month.

Earnings Guidance

For the third quarter, Kohl’s expects total sales to increase between 4 and 6 percent; comparable store sales to increase 2 to 4 percent; and gross margin as a percent of sales of down (10) basis points to up 10 basis points over last year.   Selling, general and administrative expenses are expected to increase between 1.5 and 3 percent.  Assuming share repurchases of approximately $500 million in the third quarter, achieving these assumptions would result in earnings per diluted share of $0.76 to $0.82 for the third quarter.

As a result of its second quarter performance and its third quarter share repurchase estimate, Kohl’s is increasing its fiscal 2011 guidance from $4.25 - $4.40 per diluted share to $4.45 to $4.60 per diluted share.

This earnings guidance does not reflect the impact of any of the lease accounting corrections described below.

Second Quarter 2011 Earnings

Kohl’s will host a second quarter earnings conference call at 8:30 am ET on August 11, 2011. The call can be accessed by dialing (706) 902-0486 and referencing Conference ID 8356191, or via Kohl’s web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.  Replays of the call and web cast will be available for thirty days.

Lease Accounting Update

On August 4, 2011, Kohl’s reported that it had identified certain errors related to its accounting for leases.  On August 9, 2011, the audit committee of Kohl’s board of directors, in consultation with management, concluded that because of these errors, investors should no longer rely upon the financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2011 or its Quarterly Report on Form 10-Q for the period ended April 30, 2011.   In addition, any related reports of the Company’s independent registered public accounting firm (Ernst & Young LLP) should not be relied upon.

To correct the accounting errors, Kohl’s will record additional property and related financing obligations on its Balance Sheet.  In its Statements of Income, Kohl’s will now recognize lease payments as depreciation and interest expense, rather than rent expense (which were previously recorded in Selling, General and Administrative Expense).  The corrections will have no impact on the net increase or decrease in cash and cash equivalents reported in Kohl’s Statements of Cash Flows.

Kohl’s management, in conjunction with Ernst & Young LLP, is still in the process of completing a review of its historic lease accounting and is currently unable to provide reasonable estimates of the impact by reporting period and/or financial statement line item.

Refer to Kohl’s Periodic Report on Form 8-K which was filed with the Securities and Exchange Commission on August 11, 2011 for additional information regarding the lease accounting corrections.

The actual results and earnings guidance included above do not include any impact from these lease accounting corrections.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on Kohl’s targeted earnings, statements regarding Kohl’s intent to restate its prior financial reports, and the nature and timing of the lease accounting corrections described herein.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to the risk that additional information may arise during the course of  Kohl’s lease accounting review that  would require Kohl’s to make additional adjustments to its financial statements, the time and effort required to complete the restatement of the financial reports as well as other risks described more fully in Item 1A in the Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl’s filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl’s has raised more than $180 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Investor Relations:  Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Senior Vice President – Public Relations, (262) 703-1464

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Millions, except per share data)

(Unaudited)

Subject to Reclassification

Before Adjustments for Lease Accounting Corrections

	Three Months		Six Months
	(13 Weeks) Ended		(26 Weeks) Ended

	July 30,	July 31,	July 30,	July 31,
	2011	2010	2011	2010

Net sales	$ 4,248	$ 4,100	$ 8,410	$ 8,135
Cost of merchandise sold	2,520	2,449	5,095	4,948

Gross margin	1,728	1,651	3,315	3,187

Operating expenses:
Selling, general, and administrative	1,055	1,049	2,124	2,083
Depreciation and amortization	163	153	319	304

Operating income	510	449	872	800

Interest expense, net	27	31	56	62

Income before income taxes	483	418	816	738
Provision for income taxes	180	158	302	279

Net income	$ 303	260	$ 514	459

Basic net income per share	$ 1.10	$ 0.84	$ 1.82	$ 1.49
Average number of shares	276	307	282	307

Diluted net income per share	$ 1.09	$ 0.84	$ 1.81	$ 1.48
Average number of shares	278	308	284	308

As a percent of net sales:
Gross margin	40.7%	40.3%	39.4%	39.2%
Selling, general and
administrative expenses	24.9%	25.5%	25.3%	25.6%
Operating income	12.0%	10.9%	10.4%	9.8%
Net income	7.1%	6.3%	6.1%	5.6%

KOHL'S CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Millions)

(Unaudited)

Subject to Reclassification

Before Adjustments for Lease Accounting Corrections

	July 30,	July 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 1,169	$ 2,518
Merchandise inventories	3,095	2,930
Deferred income taxes	88	95
Other	260	227

Total current assets	4,612	5,770

Property and equipment, net	7,493	7,310
Long-term investments	208	298
Favorable lease rights, net	187	198
Other assets	213	130

Total assets	$ 12,713	$ 13,706

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 1,345	$ 1,345
Accrued liabilities	1,062	994
Income taxes payable	18	35
Current portion of long-term
debt and capital leases	119	319

Total current liabilities	2,544	2,693

Long-term debt and capital leases	1,662	1,766
Deferred income taxes	484	365
Other long-term liabilities	679	505
Shareholders' equity	7,344	8,377
Total liabilities and shareholders' equity	$ 12,713	$ 13,706

KOHL'S CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Millions)

(Unaudited)

Subject to Reclassification

Before Adjustments for Lease Accounting Corrections

	Six Months
	(26 Weeks) Ended
	July 30,	July 31,
	2011	2010

Operating activities
Net income	$ 514	$ 459
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	319	304
Share-based compensation	29	32
Excess tax benefits from share-based compensation	1	2
Deferred income taxes	53	(33)
Other non-cash revenues and expenses	14	20
Changes in operating assets and liabilities:
Merchandise inventories	(57)	(5)
Other current and long-term assets	(14)	(6)
Accounts payable	208	158
Accrued and other long-term liabilities	(105)	(154)
Income taxes	(114)	(149)

Net cash provided by operating activities	848	628

Investing activities
Acquisition of property and equipment	(473)	(421)
Sales of investments in auction rate securities	97	20
Other	(1)	2

Net cash used in investing activities	(377)	(399)

Financing activities
Treasury stock purchases	(1,166)	(3)
Long-term debt and capital lease payments	(310)	(9)
Dividends paid	(142)	-
Proceeds from stock option exercises	43	36
Excess tax benefits from share-based compensation	(1)	(2)
Other	(3)	-

Net cash (used in) provided by financing activities	(1,579)	22

Net (decrease) increase in cash and cash equivalents	(1,108)	251
Cash and cash equivalents at beginning of period	2,277	2,267

Cash and cash equivalents at end of period	$ 1,169	$ 2,518